Exhibit 10.58

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of September [24], 2024 (the “Effective Date”), by and between:

(1)	K ENTER HOLDINGS, INC., a corporation organized under the laws of the State of Delaware, USA, having its principal office at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex, USA (the “KEH”); and

(2)	GF Korea Inc. is a consulting firm organized under the laws of the Republic of Korea, with its principal office in Korea (the “GF”) at 11-14ho, 5th floor, 8, Gangnam-daero 53-gil, Seocho- gu, Seoul, Republic of Korea

KEH and GF are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

1.	WHEREAS, KEH is a corporation organized under the laws of the State of Delaware, USA, and is pursuing an initial public offering through a merger with a Special Purpose Acquisition Company (“SPAC”). GF is a consulting firm organized under the laws of the Republic of Korea.

2.	WHEREAS, subject to the terms and conditions set forth in this Agreement, KEH desires to issue and allot to GF, and GF desires to subscribe for and purchase from KEH, [4,997] shares of KEH’s common stock (the “New Shares”), as mutually agreed upon by the Parties;

3.	WHEREAS, in consideration for the issuance of the New Shares, GF agrees to fully assume certain payment obligations owed by KEH to its advisors for legal, accounting, tax, and other services (the “Target Debt”), as set forth in Annex 1.;

4.	NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article 1.	Definitions

The definitions of terms used in this Agreement shall be as set forth in the Recitals and as defined below.

1.	“Transaction” means the transaction whereby KEH issues the New Shares to GF, and GF subscribes for the New Shares issued by KEH and immediately assumes the Target Debt.

2.	“Listing” means the listing of KEH’s common stock on the NASDAQ Stock Market through a merger with a SPAC that is listed on the NASDAQ Stock Market.

3.	“Listing Date” means the date on which KEH’s Registration Statement filed with the U.S. Securities and Exchange Commission (“SEC”) becomes effective, resulting in KEH’s common stock commencing trading on the NASDAQ Stock Market.

4.	“Advisors” means the law firms, accounting firms, tax advisory firms, and other advisory firms that have provided legal, accounting, tax, or other advisory services to KEH in connection with the Listing up to the Listing Date and listed in below:

(a)	KPMG Samjong Accounting Corp.

(b)	Lee & Ko

(c)	Bae, Kim & Lee LLC.

5.	“Debt Assumption” means GF’s assumption of the Target Debt that KEH owes as of the Effective Date as consideration for the acquisition of the New Shares. From the time this agreement is entered into, KEH shall not be liable for such Target Debt.

6.	“Governmental Authority” means any domestic or foreign government, political subdivision, governmental department, agency, commission, or authority (including self-regulatory organizations established under law, such as the Korea Exchange (KRX)), and any court, tribunal, judicial body, or arbitrator.

7.	“Law” means all constitutions, statutes, laws, ordinances, regulations, rules, orders, decrees, judgments, decisions, or other requirements or rules of law of any domestic or foreign government or political subdivision thereof, including the laws of the State of Delaware, and any judgments, orders, or decrees of any court or Governmental Authority.

8.	“Encumbrances” means any and all legal or contractual restrictions on rights, including ownership, beneficial interests, use rights, voting rights, and disposition rights, and includes security interests, liens, pledges, mortgages, charges, easements, attachments, levies, rights of first refusal, rights of first offer, put or call options, repurchase agreements, tag-along rights, drag-along rights, transfer restrictions, options, and any other similar encumbrances or restrictions on the transfer of shares or other rights.

Article 2.	Issuance and Subscription of Shares

(1)	Subject to the terms and conditions set forth in this Agreement, KEH agrees to issue and allot to GF, and GF agrees to subscribe for and purchase from KEH, the New Shares as specified below:

(a)	Type of Shares Issued. Common Stock of K Enter Holdings, Inc.

(b)	Number of Shares to be Issued. [4,997] shares of common stock.

(c)	Method of Subscription. GF shall subscribe to all of the New Shares issued, and in consideration thereof, GF shall assume the Target Debt independently from KEH. For the avoidance of doubt, GF’s assumption of the subject Target Debt will free KEH from the Target Debt.

(2)	Concurrently with the subscription of the New Shares,GF shall assume all obligations relating to the Target Debt owed by KEH. KEH shall provide GF with a written notice detailing listing the Target Debt and the specific amounts owed to each Advisor as provided in the annex, and for three

(3)	business days after the execution date, a reasonable amount of changes or updates can be added to reflect the most current debt obligations of KEH.

Article 3.	Conditions Precedent

(1)	The obligations of the Parties to consummate the transactions contemplated by this Agreement (the “Closing”) are subject to the satisfaction (or waiver by the applicable Party) of each of the following conditions precedent as of the Closing Date:

1.	No Legal Impediments. There shall be no law, regulation, or amendment thereto, nor any pending dispute with any third party, court proceeding, or governmental action that exists or is likely to exist, which would have a material adverse effect on the execution or performance of this Agreement.

2.	Accuracy of Representations and Warranties. The representations and warranties of each Party contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

3.	Completion of Internal Procedures. Each Party shall have completed all necessary internal procedures required for the issuance of the New Shares and the performance of their respective obligations under this Agreement.

4.	Performance of Covenants. Each Party shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to the Closing Date.

5.	Governmental and Third-Party Approvals. All necessary governmental approvals, permits, and consents, as well as any required third-party consents for the execution and performance of this Agreement, shall have been duly obtained.

(2)	Notwithstanding the foregoing, any Party may waive, in whole or in part, the fulfillment of any of the above conditions precedent applicable to the other Party by providing written notice to such other Party.

Article 4.	Representations and Warranties

(1)	KEH hereby represents and warrants to GF that, as of the date of this Agreement and as of the Closing Date (unless otherwise specified), the following statements are true and correct:

1.	Organization and Good Standing. KEH is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. KEH has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

2.	Authority and Enforceability. The execution, delivery, and performance of this Agreement by KEH have been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid, and binding obligation of KEH, enforceable against KEH in accordance with its terms.

3.	No Conflicts. The execution, delivery, and performance of this Agreement by KEH do not and will not (i) violate any provision of applicable law, KEH’s Certificate of Incorporation, Bylaws, or other organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any contract or agreement to which KEH is a party or by which it is bound; or (iii) result in the creation of any lien or encumbrance upon any assets of KEH.

4.	Internal Procedures. As of the Closing Date, KEH has taken all necessary corporate actions, including any required amendments to its Certificate of Incorporation or Bylaws and approvals by its Board of Directors, to validly issue the New Shares and to execute and deliver this Agreement.

5.	Validity of New Shares. The New Shares to be issued to GF pursuant to this Agreement will be duly authorized, validly issued, fully paid, and non-assessable. There are no restrictions, legal proceedings, or contractual obligations that would prevent or adversely affect the GF’s rights under this Agreement or the Subscriber’s ability to exercise its rights with respect to the New Shares. GF will acquire good and valid title to the New Shares, free and clear of any liens or encumbrances, on the day following the Closing Date.

6.	Litigation. There are no legal actions, suits, or proceedings pending or, to KEH’s knowledge, threatened against KEH that challenge the validity or enforceability of this Agreement or seek to enjoin or delay the transactions contemplated herein.

(2)	GF hereby represents and warrants to KEH that, as of the date of this Agreement and as of the Closing Date (unless otherwise specified), the following statements are true and correct:

1.	Organization and Good Standing. GF is a law firm duly organized, validly existing, and in good standing under the laws of the Republic of Korea. GF has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

2.	Authority and Enforceability. The execution, delivery, and performance of this Agreement by GF have been duly authorized by all necessary internal actions. This Agreement constitutes a legal, valid, and binding obligation of GF, enforceable against GF in accordance with its terms.

3.	No Conflicts. The execution, delivery, and performance of this Agreement by GF do not and will not (i) violate any provision of applicable law, GF’s organizational documents, or internal regulations; (ii) conflict with, result in a breach of, or constitute a default under any contract or agreement to which the Subscriber is a party or by which it is bound; or (iii) result in the creation of any lien or encumbrance upon any assets of GF.

4.	Internal Procedures. As of the Closing Date, GF has completed all necessary internal authorization procedures required for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

5.	Binding Obligation. GF has duly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of GF, enforceable against GF in accordance with its terms.

6.	Litigation. There are no legal actions, suits, or proceedings pending or, to GF’s knowledge, threatened against GF that challenge the validity or enforceability of this Agreement or seek to enjoin or delay the transactions contemplated herein.

Article 5.	Closing of the Transaction

(1)	The closing of the Transaction (the “Closing”) shall occur on [September 25], 2024 or the date agreed upon by the Parties (the “Closing Date”), provided that all conditions precedent to the Closing set forth in this Agreement have been satisfied.

(2)	At the Closing Date, simultaneously with GF’s fulfillment of its obligations under Article 5(3), KEH shall issue to GF the New Shares free and clear of any Encumbrances (provided, however, that any lock-up restrictions imposed by applicable laws shall be excepted), and shall deliver all documents necessary for GF to acquire ownership of the New Shares. KEH shall take all necessary actions required under the laws of the State of Delaware to effectuate the transfer of ownership of the New Shares if any additional procedures are required.

(3)	At the Closing Date, simultaneously with KEH’s fulfillment of its obligations under Article 5(2), GF shall assume, the Target Debt specified in Annex 1 that KEH owes as of the Closing Date. GF shall prepare and deliver to KEH a letter of commitment or agreement stating that it is obligated to repay the Target Debt using the proceeds from the sale of the New Shares on the NASDAQ Stock Market after the Listing Date.

(4)	With respect to the Closing of the Transaction, any matters not specified in this Article shall be determined by mutual agreement of the Parties.

Article 6.	Post-Closing Obligations

Each Party agrees to fulfill the obligations set forth below and those specified in this Agreement after the Closing Date defined herein.

1.	Sale of the New Shares. GF shall sell the New Shares within sixty (60) days following the Listing Date after the Closing Date; provided, however, that if any lock-up period is imposed under applicable laws, GF shall sell the New Shares within sixty (60) days after the expiration of such lock-up period. The sale shall be conducted in the manner mutually agreed upon by the Parties. GF agrees to use its best efforts to ensure that the sale of the New Shares does not adversely affect the market price of KEH’s shares during the sale process.

2.	Repayment of Target Debt. Upon the sale of the New Shares as specified above, GF shall use the proceeds from such sale (the “New Share Sale Proceeds”) to repay the Target Debt owed by KEH as of the date of this Agreement (the “Debt Repayment”). GF shall promptly provide KEH with a report detailing the Debt Repayment, along with supporting documentation, upon completion.

3.	Use of Share Sale Proceeds. GF shall apply the New Share Sale Proceeds in the following order of priority and shall obtain KEH’s prior written consent before using the proceeds for any other purpose:

A.	To cover all costs and taxes (including value-added tax) incurred by GF in the course of performing its obligations under this Agreement;

B.	To pay the Service Fees specified in Article 7;

C.	To repay the Target Debt.

Duty to Cooperate. Each Party shall take all necessary actions after the Closing Date to perform their respective obligations related to the sale of the New Shares and the repayment of the Target Debt as stipulated herein. The Parties agree to fulfill their agreed-upon obligations under this Agreement and shall use their best efforts to cooperate with each other, including preparing any necessary documents and instruments, to achieve the successful completion of the purposes of this Agreement.

Article 7.	Termination

(1)	Except as otherwise provided in this Agreement, after the execution of this Agreement and prior to the Closing Date, if any of the following events occurs, either Party may terminate this Agreement by giving written notice to the other Party; provided, however, that the Party responsible for the occurrence of such event shall not be entitled to terminate this Agreement on the basis of such event. The termination of this Agreement shall become effective upon receipt of the termination notice by the other Party.

1.	If either Party breaches any of its representations and warranties, covenants, or other obligations under this Agreement, and fails to cure such breach within [10] business days after receiving a written notice demanding cure or performance from the other Party;

2.	If the conditions precedent to the Closing have not been satisfied within [30] days from the date of this Agreement;

3.	If either Party resolves to dissolve or liquidate, or files an application for commencement of bankruptcy or rehabilitation proceedings under the Debtor Rehabilitation and Bankruptcy Act, or initiates joint management proceedings under the Corporate Restructuring Promotion Act, or commences public management or pre-workout procedures under the Agreement on the Operation of the Council of Creditors Banks, or any similar restructuring proceedings, or if a third party files such an application against the Party.

(2)	Notwithstanding any termination of this Agreement pursuant to this Article or for any other reason, the provisions of this paragraph and Articles 9 (Liability for Damages) through 12 (Miscellaneous) shall survive and remain in full force and effect.

Article 8.	Liability for Damages

(1)	Each Party shall be liable to compensate the other Party for any damages incurred by the other Party due to its breach of any representations and warranties, covenants, or other obligations under this Agreement.

(2)	If either Party delays in performing its monetary obligations to the other Party under this Article, the breaching Party shall pay to the other Party default interest at an annual rate of [12]% on the delayed amount, calculated from the date of default until the date of full payment.

(3)	A claim for damages under this Article shall not affect the exercise of any other rights of either Party provided in other provisions of this Agreement.

Article 9.	Confidentiality

(1)	The Parties agree to keep confidential the existence and contents of this Agreements, as well as any information regarding the other Party or its affiliates received from the other Party in connection with the negotiation, execution, and performance of this Agreement (“Confidential Information”), for a period of two (2) years following the Closing Date.

(2)	Notwithstanding the foregoing, the receiving Party may disclose Confidential Information in the following circumstances: Confidential Information may be disclosed in the following cases: (i) with the prior written consent of the Party providing the Confidential Information, (ii) to employees, affiliates, financial institutions, or advisors who need to know the information for the purpose of performing their duties, provided that they are subject to confidentiality obligations, or (iii) if required by applicable laws (including the regulations of the KRX), government orders, or requests from government agencies. In the case of (iii), only the required portions of the Confidential Information shall be disclosed, and commercially reasonable efforts must be made to ensure that the disclosed information continues to be treated as confidential. Furthermore, the Party that provided the Confidential Information must be promptly notified in writing of any such disclosure.

Article 10.	Governing Law and Jurisdiction

(1)	This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea without regard to its conflict of laws principles.

(2)	In the event of any dispute arising out of or in connection with this Agreement, the Parties shall use their best efforts to resolve the dispute amicably through good faith negotiations. If the Parties are unable to resolve the dispute through mutual consultation, the dispute shall be submitted to the exclusive jurisdiction of the Seoul Central District Court as the court of first instance.

Article 11.	Miscellaneous

(1)	This Agreement is intended to be legally binding upon the Parties. Any matters not specified herein shall be determined by mutual agreement of the Parties.

(2)	This Agreement may be amended or modified only by a written agreement signed by all Parties.

(3)	Neither Party may assign or transfer its status under this Agreement or any of its rights or obligations hereunder to any third party without the prior written consent of the other Party.

(4)	The payment of value-added tax related to the repayment of the Target Debt, as well as the issuance of tax invoices and the handling of other related documents, shall be carried out in compliance with the Value-Added Tax Act and other applicable laws of the Republic of Korea.

(5)	This Agreement has been executed in both English and Korean. In the event of any inconsistency or conflict between the English and Korean versions, the English version shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

K ENTER HOLDINGS, INC.

By:	/s/ Tan Chin Hwee
Name:	Tan Chin Hwee Title: Executive Chairman
Date:	September 24, 2024

GF Korea Inc.

By:	/s/ Kim Mina
Name:	Kim, Mina Title: CEO
Date:	September 24, 2024

[signature page]